Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

                    TARGETED HYPERTHERMIA THERAPY HIGHLIGHTED
                AT EUROPE'S LARGEST RADIATION ONCOLOGY CONVENTION

SALT LAKE CITY, November 6, 2006--BSD Medical Corp. (AMEX:BSM) today reviewed results from the recent European Society for Therapeutic Radiology and Oncology (ESTRO) convention held in Leipzig, Germany. The annual ESTRO convention is the most attended conference dedicated to radiation oncology in Europe. BSD Medical's cancer therapy systems (the BSD-2000 and the BSD-500) were on display at the convention in a commercial booth. During the ESTRO convention BSD sponsored a lunch symposium titled, "Targeted Hyperthermia--a Powerful Radiation Sensitizer," dedicated to the combined use of hyperthermia and radiation and/or chemotherapy in providing more effective cancer treatment. Rolf Sauer, MD, editor of the world's longest running scientific journal, "Strahlentherapie und Onkologie," and Chairman of the Department of Radiation Oncology of the University Medical School in Erlangen, Germany, chaired the symposium, which drew more than 200 participants. Some of the most recent results in clinical hyperthermia research were presented, as summarized below:

The Rationale for Thermal Therapy

Peter Vaupel MD, PhD of the University Medical School of Mainz, Germany and honorary member of the DEGRO German Society of Radiation Oncology and Andrew Cook, MD professor of Radiation Biology/Physiology of Harvard Medical School opened the symposium with a presentation entitled "The Biologic Rationale for Thermal Therapy." They discussed eight mechanisms by which thermal therapy (raising the temperature of the cancer above 42.5 degrees C) destroys cancer cells: (1) denaturation of nuclear, cytoplasmic and membrane proteins, (2) changes in the organization of the cytoskeleton, (3) decrease in RNA and DNA synthesis, (4) decrease in protein synthesis, (5) protein aggregation at the nuclear matrix, (6) accumulation of toxic protein aggregates, (7) lipid peroxidation and (8) inhibition of repair enzymes. They also noted that thermal therapy kills cancer cells in the S- and M-phases of cell division that are especially problematic for radiation therapy, making thermal therapy and companion treatments with radiation therapy highly synergistic. Further, he observed that mild thermal therapy (hyperthermia) can improve tumor oxygenation and thus sensitize tumors to radiation. Tumor oxygenation increases the potential for oxygen radical formation needed to attack cancer cell DNA through radiation treatments. In addition, they said that hyperthermia therapy inhibits the repair of sub-lethal damage of cancer cells by the radiation treatments so that the cancer cells cannot recover after radiation. The presentation also included the application of hyperthermia therapy as a companion to chemotherapy to improve the results from cancer treatment based on somewhat similar mechanisms.

The State of the Art of Deep Focused Hyperthermia with and without MR Monitoring

Peter Wust MD, PhD of the Charite Campus Virchow Clinic of the University of Berlin gave a detailed review of the rationale, potential and state of the art of deep focused hyperthermia equipment. He observed that most clinical studies have been performed involving regional radiofrequency hyperthermia using the BSD-2000 with the annular-phased array applicators Sigma-60 or Sigma Eye, and he therefore focused his presentation entirely on systems by BSD Medical Corp. He defined two general uses for these applicators: (1) regional hyperthermia as used for pelvic cancers such as cancers in the cervix, rectum, bladder, prostate or for soft tissue sarcoma, and (2) part body hyperthermia, as would be used in the abdomen for peritoneal carcinoses and liver metastases (gastrointestinal, gynecological cancer). Dr. Wust offered a presentation of research conducted on the utilization of BSD-2000 systems with varied applicators, with and without MR guidance, as the full range of BSD's systems is housed at the Charite Campus. He concluded that both of the Sigma applicators for the BSD-2000 are suitable for the approaches to hyperthermia therapy that he described.

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New Progress in Treating Breast and Ovarian Cancer with Hyperthermia

Ellen Jones MD, PhD of Duke University Medical Center, Durham, North Carolina reviewed a multi-national clinical study directed by Duke that showed a sharp difference in cancer response when previously radiated breast cancers recurrent in the chest wall were given both hyperthermia and radiation therapy as opposed to radiation therapy alone. Of those patients who received the combined therapy, 68.2% received a complete response from the treatment, as compared to 23.5% who received a complete response from radiation therapy alone. (The study was published in the May 1, 2005, Journal of Clinical Oncology.) She also reported preliminary research on the use of hyperthermia in treating ovarian cancer, and described a new Phase I/II study using the chemotherapy drugs cisplatin and paclitaxel with whole abdomen hyperthermia.

Hyperthermia for Cervix and Vagina Cancer

Jacoba van der Zee MD, PhD of the Daniel den Hoed Cancer Center, Erasmus University Medical School Rotterdam, Netherlands reviewed a multi-center Phase III clinical study that showed a marked difference in cancer response and survival rate between advanced cervical cancer patients who received hyperthermia and radiation as opposed to those who received radiation alone. Of patients who received the combined therapy, 83% had a complete response as opposed to 57% who received radiation therapy alone. The three-year overall survival rate was 51% for those who received the combined therapy, as opposed to 27% for those who received radiation therapy alone. This study was published in the LANCET (see vol. 355, pp. 1119-1125). ___ Based on results from preliminary research, Dr. van der Zee is also proposing a Phase III clinical study on the use of hyperthermia plus radiation in treating vaginal cancer.

Hyperthermia Treatments for Bladder, Prostate and Rectal Cancer

Oliver Ott, MD of the University Hospital in Erlangen, Germany reviewed precedent clinical research using hyperthermia for treating targeted cancers as the basis for current work being done at the University in targeted bladder, prostate and rectal cancer. The objective of the bladder cancer research is to obtain a complete response from the cancer so that surgical removal of the entire bladder is not required. To achieve this, only the bladder tumor is removed surgically through the urethra and the residual cancer is treated with other therapies. At Erlangen, of 16 bladder cancer patients with T1 tumors, 100% of those who received hyperthermia therapy (via the BSD-2000) in combination with either radiation or radiation plus chemotherapy had a complete remission. Of 28 patients with T1-2 bladder tumors, 96% had a complete remission with hyperthermia and either radiation or radiation plus chemotherapy. The possible fields of application for prostate cancer research being designed at Erlangen are salvage therapy after removal of the prostate and treatment of primary prostate cancer. The objective of anticipated rectal cancer research will be to use radiation, chemotherapy and regional hyperthermia to allow surgical removal of previously inoperable rectal tumors.

Treating Children with High Malignant Soft Tissue Sarcomas

Rudiger Wessalowski, MD of Heinrich Heine University Dusseldorf, Germany presented research using the BSD-2000 for treating children and adolescents (ages 9 months to 19 years) who have high risk soft tissue sarcomas. Generally the prognosis for patients with high malignant soft tissue sarcomas is very poor. This study parallels a randomized Phase III multi-center study underway involving the use of hyperthermia and chemotherapy for treating high risk sarcomas in adult populations. Dr. Wessalowski pointed out the applicability of the three sizes of the Sigma applicators developed for the BSD-2000 to treating children. The Sigma-60 is suitable for large adults, whereas the Sigma-40 is mid-sized and can be used for adolescents, and the Sigma-30 can be used to treat small children, limbs, etc. Dr. Wessalowski concluded that heat application by microwave techniques is possible in childhood cancer, that pediatric oncology knowledge and special equipment is necessary and that, based on research thus far completed, the "protocol makes cure possible in approximately 40-50% in children with refractory sarcomas."

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One of the principal objectives of the European Society for Therapeutic
Radiology and Oncology is to "improve the standards of cancer treatment by establishing radiation oncology as a clinical specialty integrated with other cancer treatment modalities." Hyperthermia therapy is an emerging cancer treatment modality that has been developed to kill cancer directly and to improve the results from other cancer therapies, including radiation, when used in combined treatments. BSD Medical Corp. is the leading developer of cancer therapy systems that employ precision-guided RF/microwave energy to deliver therapeutic heat into tumors. For further information about BSD Medical and its technologies visit the BSD websites at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on the success of any particular presentation of its products or its therapies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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